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                                                                    Exhibit 2.3

                   GENERAL ASSIGNMENT AND ASSUMPTION AGREEMENT

                                     between

                              SARA LEE CORPORATION

                                       and

                                   COACH, INC.


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                                 TABLE OF CONTENTS

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
ARTICLE I CONTRIBUTION AND ASSUMPTION....................................................1
               Section 1.1          Contribution of Assets and Assumption of
                                    Liabilities..........................................1
               Section 1.2          Coach Assets.........................................2
               Section 1.3          Coach Liabilities....................................4
               Section 1.4          Shared Contracts.....................................6
               Section 1.5          Methods of Transfer and Assumption. .................7
               Section 1.6          Documents Relating to Transfers of Coach
                                    Assets and Assumption of Coach Liabilities...........8
               Section 1.7          Governmental Approvals and Consents..................8
               Section 1.8          Nonrecurring Costs and Expenses......................9
               Section 1.9          Novation of Assumed Coach Liabilities................9

ARTICLE II LITIGATION...................................................................10
               Section 2.1          Litigation..........................................10
               Section 2.2          Cooperation.........................................11

ARTICLE III MISCELLANEOUS...............................................................12
               Section 3.1          Entire Agreement....................................12
               Section 3.2          Governing Law and Jurisdiction......................12
               Section 3.3          Notices.............................................12
               Section 3.4          Termination.........................................13
               Section 3.5          Parties in Interest.................................13
               Section 3.6          Counterparts........................................13
               Section 3.7          Assignment..........................................13
               Section 3.8          Severability........................................14
               Section 3.9          Failure or Indulgence Not Waiver; Remedies
                                    Cumulative..........................................14
               Section 3.10         Amendment...........................................14
               Section 3.11         Authority...........................................14
               Section 3.12         Interpretation......................................14
               Section 3.13         Conflicting Agreements..............................15
               Section 3.14         Dispute Resolution..................................15


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ARTICLE IV DEFINITIONS..................................................................16
               Section 4.1          AAA.................................................16
               Section 4.2          Action..............................................16
               Section 4.3          Affiliated Company..................................16
               Section 4.4          Ancillary Agreement.................................17
               Section 4.5          Assets..............................................17
               Section 4.6          Coach Affiliate.....................................19
               Section 4.7          Coach Assets........................................19
               Section 4.8          Coach Balance Sheet.................................19
               Section 4.9          Coach Business......................................19
               Section 4.10         Coach Contingent Gain...............................19
               Section 4.11         Coach Contingent Liability..........................20
               Section 4.12         Coach Contracts.....................................20
               Section 4.13         Coach Group.........................................21
               Section 4.14         Coach Liabilities...................................21
               Section 4.15         Coach Pro Forma Balance Sheet.......................21
               Section 4.16         Consents............................................21
               Section 4.17         Contracts...........................................22
               Section 4.18         Delayed Transfer Assets.............................22
               Section 4.19         Delayed Transfer Liabilities........................22
               Section 4.20         Dispute.............................................22
               Section 4.21         Dispute Resolution Commencement Date................22
               Section 4.22         Distribution........................................22
               Section 4.23         Distribution Date...................................23
               Section 4.24         Excluded Assets.....................................22
               Section 4.25         Excluded Liabilities................................22
               Section 4.26         Governmental Approvals..............................22
               Section 4.27         Governmental Authority..............................23
               Section 4.28         Indemnification and Insurance Matters
                                    Agreement...........................................23
               Section 4.29         Insurance Policies..................................23
               Section 4.30         Insurance Proceeds..................................23
               Section 4.31         Insured Coach Liabilities...........................23
               Section 4.32         Intellectual Property...............................23
               Section 4.33         IPO.................................................24
               Section 4.34         IPO Closing Date....................................24
               Section 4.35         IPO Registration Statement..........................24
               Section 4.36         Liabilities.........................................24


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               Section 4.37         Other Financial Liabilities.........................24
               Section 4.38         Person..............................................25
               Section 4.39         Real Estate Matters Agreement.......................25
               Section 4.40         Sara Lee Affiliate..................................25
               Section 4.41         Sara Lee Group......................................25
               Section 4.42         Security Interest...................................25
               Section 4.43         Separation..........................................25
               Section 4.44         Separation Agreement................................25
               Section 4.45         Separation Date.....................................25
               Section 4.46         Shared Contract.....................................25
               Section 4.47         Shared Contractual Liabilities......................26
               Section 4.48         Subsidiary..........................................26
               Section 4.49         Tax Sharing Agreement...............................26
               Section 4.50         Taxes...............................................26



















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SCHEDULES

               Schedule 1.1(c)..........................................................28
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                                     -iv-

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                    GENERAL ASSIGNMENT AND ASSUMPTION AGREEMENT

               This General Assignment and Assumption Agreement (this "Agree ment") is dated as of August 24, 2000 between Sara Lee Corporation, a Mary land corporation ("Sara Lee"), and Coach, Inc., a Maryland corporation ("Coach"). Capitalized terms used herein and not otherwise defined herein shall have the meanings ascribed to such terms in Article IV hereof.

                                     RECITALS

               WHEREAS, Sara Lee hereby and by certain other instruments of even date herewith transfers or will transfer to Coach effective as of the Separation Date, certain assets of the Coach Business owned by Sara Lee in accordance with the Master Separation Agreement dated as of August 24, 2000 between Sara Lee and Coach (the "Separation Agreement").

               WHEREAS, it is further intended between the parties that Coach assume certain of the liabilities related to the Coach Business currently owned by Sara Lee, as provided in this Agreement, the Separation Agreement or the other agreements and instruments provided for in the Separation Agreement.

               NOW, THEREFORE, in consideration of the foregoing and the covenants and agreements set forth below, the parties hereto agree as follows:

                                     ARTICLE I

                            CONTRIBUTION AND ASSUMPTION

         Section 1.1 CONTRIBUTION OF ASSETS AND ASSUMPTION OF LIABILITIES.

               (a) TRANSFER OF ASSETS. Effective as of the Separation Date, Sara Lee hereby assigns, transfers, conveys and delivers (or will cause any applicable Subsidiary to assign, transfer, convey and deliver) to Coach and Coach hereby accepts from Sara Lee, or the applicable Sara Lee Subsidiary, and agrees to cause the applicable Coach Subsidiary to accept, all of Sara Lee's and its applicable Subsidiaries' respective right, title and interest in all Coach Assets, other than the Delayed Transfer Assets; PROVIDED, HOWEVER, that any Coach Assets that are specifically assigned or transferred pursuant to another Ancillary Agreement shall not be assigned or transferred pursuant to this Section 1.1(a).

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               (b) ASSUMPTION OF LIABILITIES. Effective as of the Separation
Date, Coach hereby assumes and agrees faithfully to perform and fulfill (or will cause any applicable Coach Subsidiary to assume, perform and fulfill) all the Coach Liabilities heretofore held by Sara Lee, other than the Delayed Transfer Liabilities, in accordance with their respective terms. Thereafter, Coach shall be responsible (or will cause any applicable Coach Subsidiary to be responsible) for all Coach Liabilities held by Sara Lee, regardless of when or where such Liabilities arose or arise, or whether the facts on which they are based occurred prior to, on or after the date hereof, regardless of where or against whom such Liabilities are asserted or determined (including any Coach Liabilities arising out of claims made by Sara Lee's or Coach's respective directors, officers, consultants, independent contractors, employees or agents against any member of the Sara Lee Group or the Coach Group) or whether asserted or determined prior to the date hereof, and regardless of whether arising from or alleged to arise from negligence, recklessness, violation of law, misrepresentation by any member of the Sara Lee Group or the Coach Group or any of their respective directors, officers, employees or agents, except for any Liabilities resulting from any fraudulent act by Sara Lee in the operation of the Coach Business prior to the Separation Date.

               (c) DELAYED TRANSFER ASSETS AND LIABILITIES. Each of the parties hereto agrees that the Delayed Transfer Assets will be assigned, transferred, conveyed and delivered, and the Delayed Transfer Liabilities will be assumed, in accordance with the terms of the agreements that provide for such assignment, transfer, conveyance and delivery, or such assumption, after the date of this Agreement or as otherwise set forth on Schedule 1.1(c). Following such assignment, transfer, conveyance and delivery of any Delayed Transfer Asset, or the assumption of any Delayed Transfer Liability, the applicable Delayed Transfer Asset or Delayed Transfer Liability shall be treated for all purposes of this Agreement and the other Ancillary Agreements as a Coach Asset or as a Coach Liability, as the case may be.

               (d) MISALLOCATED ASSETS. In the event that at any time or from time to time (whether prior to, on or after the Separation Date), any party hereto (or any member of such party's respective Group) shall receive or otherwise possess any Asset that is allocated to any other Person pursuant to this Agreement or any Ancillary Agreement, such party shall promptly transfer, or cause to be transferred, such Asset to the Person so entitled thereto. Prior to any such transfer, the Person receiving or possessing such Asset shall hold such Asset in trust for any such other Person.

         Section 1.2 COACH ASSETS.

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               (a) INCLUDED ASSETS. For purposes of this Agreement, "Coach
Assets" shall mean (without duplication) the following Assets, except as otherwise provided for in any other Ancillary Agreement or other written agreement of the parties:

                      (i) all Assets reflected in the Coach Balance Sheet, subject to any dispositions of such Assets subsequent to the date of the Coach Balance Sheet; PROVIDED, HOWEVER, that such Assets shall exclude the accounts receivable from Sara Lee that are reflected in the Coach Balance Sheet but that, as disclosed in the IPO Registration Statement, will be capitalized into Sara Lee's equity on or prior to the completion of the IPO;

                      (ii) all Assets that have been written off, expensed or fully depreciated that, had they not been written off, expensed or fully depreciated, would have been reflected in the Coach Balance Sheet in accordance with the principles and accounting policies under which the Coach Balance Sheet was prepared;

                      (iii) all Assets acquired by Sara Lee or its Subsidiaries after the date of the Coach Balance Sheet that would be reflected in the balance sheet of Coach as of the Separation Date if such balance sheet was prepared using the same principles and accounting policies under which the Coach Balance Sheet was prepared;

                      (iv) all Assets that should have been reflected in the Coach Balance Sheet as of the Separation Date but are not reflected in the Coach Balance Sheet due to mistake or unintentional omission; PROVIDED, HOWEVER, that, subject to Section 1.5(b), no Asset shall be a Coach Asset requiring any transfer by Sara Lee unless Coach or its Subsidiaries have, on or before the earlier of the second anniversary of the Separation Date or the Distribution Date, given Sara Lee or its Subsidiaries notice that Coach believes that such Asset is a Coach Asset;

                      (v) all Coach Contingent Gains;

                      (vi) all Coach Contracts;

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                      (vii) all Intellectual Property used exclusively in the
        Coach Business, which shall include, without limitation, the tradename and trademarks COACH, COACH AND LOZENGE design, COACH AND TAG design, "C" SIGNATURE FABRIC design and any other trademarks using the name "Coach";

                      (viii) to the extent permitted by law and subject to the Indemnification and Insurance Matters Agreement, all rights of any member of the Coach Group under any of Sara Lee's Insurance Policies or other insurance policies issued by Persons unaffiliated with Sara Lee;

                      (ix) all outstanding capital stock of Coach Stores Puerto Rico, Inc., a Delaware corporation, Coach Leatherware Int'l, Inc., a Delaware corporation, Coach Europe Services S.r.l., an Italian corporation, and Coach U.K. Ltd., a United Kingdom corporation; and

                      (x) all Assets that are expressly contemplated by this Agreement, the Separation Agreement or any other Ancillary Agreement or any Schedule hereto or thereto as Assets to be transferred to Coach or any other member of the Coach Group.

Notwithstanding the foregoing, the Coach Assets shall not include the Excluded Assets referred to in Section 1.2(b) below.

               (b) EXCLUDED ASSETS. For the purposes of this Agreement, "Excluded Assets" shall mean any Assets that are expressly contemplated by the Separation Agreement, this Agreement or any other Ancillary Agreement (or the Schedules hereto or thereto) as Assets to be retained by Sara Lee or any other member of the Sara Lee Group.

         Section 1.3 COACH LIABILITIES.

               (a) INCLUDED LIABILITIES. For the purposes of this Agreement, "Coach Liabilities" shall mean (without duplication) the following Liabilities, except as otherwise provided for in any other Ancillary Agreement or other express agreement of the parties:

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                      (i) all Liabilities reflected in the Coach Balance Sheet,
        subject to any discharge of such Liabilities subsequent to the date of the Coach Balance Sheet;

                      (ii) all Liabilities of Sara Lee or its Subsidiaries that arise after the date of the Coach Balance Sheet that would be reflected in the balance sheet of Coach as of the Separation Date if such balance sheet was prepared using the same principles and accounting policies under which the Coach Balance Sheet was prepared;

                      (iii) all Liabilities that should have been reflected in the Coach Balance Sheet as of the Separation Date but are not reflected in the Coach Balance Sheet due to mistake or unintentional omission; PROVIDED, HOWEVER, that, subject to Section 1.5(b), no Liability shall be considered as a Coach Liability unless Sara Lee or its Subsidiaries, on or before the earlier of the second anniversary of the Separation Date or the Distribution Date, has given Coach or its Subsidiaries notice that Sara Lee believes that such Liability is a Coach Liability;

                      (iv) all Coach Contingent Liabilities;

                      (v) all Liabilities (other than Liabilities for Taxes), whether arising before, on or after the Separation Date, substantially or exclusively relating to, arising out of or resulting from:

                             (1) the operation of the Coach Business, as conducted at any time prior to, on or after the Separation Date (including any Liability relating to, arising out of or resulting from any act or failure to act by any director, officer, employee, agent or representative (whether or not such act or failure to act is or was within such Person's authority));

                             (2)    the operation of any business conducted
        by any member of the Coach Group at any time after the Separation Date (including any Liability relating to, arising out of or resulting from any act or failure to act by any director, officer, employee, agent or representative (whether or not such act or failure to act is or was within such Person's authority)); or

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                             (3)    any Coach Assets;

                      (vi) outstanding indebtedness of Sara Lee owing to International Affiliates & Investment Inc., a Delaware corporation, as lender, and evidenced by a Term Note dated as of June 30, 2000 in an aggregate principal amount of $190,000,000;

                      (vii) all Liabilities that are expressly contemplated by this Agreement, the Separation Agreement or any other Ancillary Agreement (or the Schedules hereto or thereto) as Liabilities to be assumed by Coach or any member of the Coach Group, and all agree ments, obligations and Liabilities of any member of the Coach Group under this Agreement or any of the Ancillary Agreements.

               Notwithstanding the foregoing, the Coach Liabilities shall not include the Excluded Liabilities referred to in Section 1.3(b) below.

               (b) EXCLUDED LIABILITIES. For the purposes of this Agreement, "Excluded Liabilities" shall mean:

                      (i) all Insured Coach Liabilities;

                      (ii) all Liabilities that are expressly contemplated by this Agreement, the Separation Agreement or any other Ancillary Agreement (or the Schedules hereto or thereto) as Liabilities to be retained or assumed by Sara Lee or any other member of the Sara Lee Group, and all agreements and obligations of any member of the Sara Lee Group under the Separation Agreement, this Agreement or any other Ancillary Agreement.

         Section 1.4 SHARED CONTRACTS.

               (a) With respect to Shared Contractual Liabilities pursuant to, under or relating to a given Shared Contract, such Shared Contractual Liabilities shall be allocated between the parties as follows:

                      (i) First, if a Liability is incurred exclusively in respect of a benefit received by one party, the party receiving such benefit shall be responsible for such Liability.

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                      (ii) Second, if a Liability cannot be exclusively
        allocated to one party under clause (i), such Liability shall be allocated among both parties based on the relative proportions of total benefit received (over the term of the Shared Contract, measured as of the date of allocation) under the relevant Shared Contract. Notwithstanding the foregoing, each party shall be responsible for any or all Liabilities arising out of or resulting from its breach of the relevant Shared Contract.

               (b) If Sara Lee or any member of the Sara Lee Group, on the one hand, or Coach or any member of the Coach Group, on the other hand, receives any benefit or payment under any Shared Contract which was intended for the other party, Sara Lee and any member of the Sara Lee Group, on the one hand, or Coach and any member of the Coach Group, on the other hand, will use their respective commercially reasonable efforts to deliver, transfer or otherwise afford such benefit or payment (on an after-tax basis) to the other party.

         Section 1.5 METHODS OF TRANSFER AND ASSUMPTION.

               (a) TERMS OF OTHER ANCILLARY AGREEMENTS GOVERN. The parties shall enter into the other Ancillary Agreements, on or about the date of this Agreement. To the extent that the transfer of any Coach Asset or the assumption of any Coach Liability is expressly provided for by the terms of any other Ancillary Agreement, the terms of such other Ancillary Agreement shall effect, and determine the manner of, the transfer or assumption. For example, and without limitation, transfers of interests in real property used substantially or exclusively in the Coach Business shall be governed by the Real Estate Matters Agreement. It is the intent of the parties that pursuant to Sections 1.1, 1.2, 1.3 and 1.4, the transfer and assumption of all other Coach Assets and Coach Liabilities, other than Delayed Transfer Assets and Delayed Transfer Liabilities, shall be made effective as of the Separation Date.

               (b) MISTAKEN ASSIGNMENTS AND ASSUMPTIONS. In addition to those transfers and assumptions accurately identified and designated by the parties to take place but which the parties are not able to effect prior to the Separation Date, there may exist (i) Assets that the parties discover were, contrary to the agreements between the parties, by mistake or unintentional omission, transferred to Coach or retained by Sara Lee or (ii) Liabilities that the parties discover were, contrary to the agreements between the parties, by mistake or unintentional omission, assumed by

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Coach or not assumed by Coach. The parties shall cooperate in good faith to effect the transfer or re-transfer of such Assets, and/or the assumption or re-assumption of such Liabilities, to or by the appropriate party and shall not use the determination that remedial actions need to be taken to alter the original intent of the parties hereto with respect to the Assets to be transferred to or Liabilities to be assumed by Coach. Each party shall reimburse the other or make other financial adjustments or other adjustments to remedy any mistakes or omissions relating to any of the Assets transferred hereby or any of the Liabilities assumed hereby.

               (c) TRANSFER OF ASSETS AND LIABILITIES NOT INCLUDED IN COACH ASSETS AND COACH LIABILITIES. In the event the parties discover Assets and Liabilities that relate substantially or exclusively to the Coach Business but do not constitute Coach Assets under Section 2.1 or Coach Liabilities under Section 1.3, the parties shall cooperate in good faith to effect the transfer of such Assets at book value, or the assumption of such Liabilities, to Coach or its Subsidiaries to the extent such Assets or Liabilities relate substantially or exclusively to the Coach Business and shall not use the determination of remedial actions contemplated in the Separation Agreement to alter the original intent of the parties hereto with respect to the Assets to be transferred to or Liabilities to be assumed by Coach. Each party shall reimburse the other or make other financial adjustments or other adjustments to remedy any mistakes or omissions relating to any of the Assets transferred hereby or any of the Liabilities assumed hereby.

         Section 1.6 DOCUMENTS RELATING TO TRANSFERS OF COACH ASSETS AND ASSUMPTION OF COACH LIABILITIES. In furtherance of the assignment, transfer and conveyance of Coach Assets and the assumption of Coach Liabilities set forth in Section 1.1 and Sections 1.4(a), (b) and (c) and certain other Ancillary Agreements, simulta neously with the execution and delivery hereof or as promptly as practicable thereafter, (i) Sara Lee shall execute and deliver, and shall cause its Subsidiaries to execute and deliver, such bills of sale, stock powers, certificates of title, assignments of contracts and other instruments of transfer, conveyance and assignment as and to the extent necessary to evidence the transfer, conveyance and assignment of all of Sara Lee's and its Subsidiaries' right, title and interest in and to the Coach Assets to Coach and (ii) Coach shall execute and deliver to Sara Lee and its Subsidiaries such assumptions of contracts and other instruments of assumption as and to the extent necessary to evidence the valid and effective assumption of the Coach Liabilities by Coach.

         Section 1.7 GOVERNMENTAL APPROVALS AND CONSENTS.

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               (a) TRANSFER IN VIOLATION OF LAWS. If and to the extent that the valid, complete and perfected transfer or assignment to the Coach Group of any Coach Assets or assumption or novation by the Coach Group of any Silver Liabilities would be a violation of applicable laws or require any Consent or Governmental Approval in connection with the Separation, the IPO or any Distribution, then, unless Sara Lee shall otherwise determine, the transfer or assignment to the Coach Group of such Coach Assets or the assumption or novation by the Coach Group of such Coach Liabilities shall be automatically deemed deferred and any such purported transfer, assignment, assumption or novation shall be null and void until such time as all legal impediments are removed and/or such Consents or Governmental Approvals have been obtained. Notwithstanding the foregoing, any such Asset shall still be considered a Coach Asset and any such Liability shall still be considered a Coach Liability for purposes of determining whether any Liability is a Coach Liability; PROVIDED, HOWEVER, that if such Consents or Governmental Approvals have not been obtained within six months of the Separation Date, the parties will use their commercially reasonable efforts to achieve an alternative solution in accordance with the parties' intentions. If and when the Consents and/or Governmental Approvals, the absence of which caused the deferral of transfer of any Asset or any Liability pursuant to this Section 1.7(a), are obtained, the transfer of the applicable Asset or the assumption of the applicable Liability shall be effected in accordance with the terms of this Agreement and/or such other applicable Ancillary Agreement.

               (b) TRANSFERS NOT CONSUMMATED PRIOR TO SEPARATION DATE. If the transfer, assignment or novation of any Assets intended to be transferred or assigned hereunder is not consummated prior to or on the Separation Date, whether as a result of the provisions of Section 1.7(a) or for any other reason, then the Person retaining such Asset shall thereafter hold such Asset for the use and benefit, insofar as reasonably possible, of the Person entitled thereto (at the expense of the Person entitled thereto). In addition, the Person retaining such Asset shall take such other actions as may be reasonably requested by the Person to whom such Asset is to be transferred in order to place such Person, insofar as reasonably possible, in the same position as if such Asset had been transferred as contemplated hereby and so that all the benefits and burdens relating to such Asset, including possession, use, risk of loss, potential for gain, and dominion, control and command over such Asset, are to inure from and after the Separation Date to the Coach Group (or the Sara Lee Group, as the case may be).

               (c) EXPENSES. The Person retaining an Asset due to the deferral of the transfer of such Asset shall not be obligated, in connection with the foregoing, to expend any money in connection with the maintenance of the Asset or otherwise unless

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the necessary funds are advanced by the Person entitled to the Asset, other than reasonable out-of-pocket expenses, attorneys' fees and recording or similar fees, all of which shall be promptly reimbursed by the Person entitled to such Asset.

         Section 1.8 NONRECURRING COSTS AND EXPENSES. Notwithstanding anything herein to the contrary, any nonrecurring costs and expenses incurred by the parties hereto to effect the transactions contemplated hereby which are not allocated pursuant to the terms of the Separation Agreement, this Agreement or any other Ancillary Agreement shall be the responsibility of the party which incurs such costs and expenses. In particular, Coach and Sara Lee shall each be responsible for their own internal fees, costs and expenses (e.g., salaries of personnel) incurred in connection with this Agreement.

         Section 1.9 NOVATION OF ASSUMED COACH LIABILITIES.

               (a) COMMERCIALLY REASONABLE EFFORTS. Each of Sara Lee and Coach, at the request of the other, shall use its commercially reasonable efforts to obtain, or to cause to be obtained, any consent, substitution, approval or amendment required to novate or assign all rights and obligations under agreements, leases, licenses and other obligations or Liabilities (including Other Financial Liabilities) of any nature whatsoever that constitute Coach Liabilities or to obtain in writing the unconditional release of all parties to such arrangements other than any member of the Coach Group, so that, in any such case, Coach and its Subsidiaries will be solely responsible for such Liabilities.

               (b) INABILITY TO OBTAIN NOVATION. If Sara Lee or Coach is unable to obtain, or to cause to be obtained, any such required consent, approval, release, substitution or amendment, the applicable member of the Sara Lee Group shall continue to be bound by such agreements, leases, licenses and other obligations and, unless not permitted by law or the terms thereof (except to the extent expressly set forth in this Agreement, the Separation Agreement or any other Ancillary Agreement), Coach shall, as agent or subcontractor for Sara Lee or such other Person, as the case may be, pay, perform and discharge fully, or cause to be paid, transferred or discharged all the obligations or other Liabilities of Sara Lee or such other Person, as the case may be, thereunder from and after the date hereof. Sara Lee shall, without further consideration, pay and remit, or cause to be paid or remitted, to Coach or its appropriate Subsidiary promptly all money, rights and other consideration received by it or any member of its respective Group in respect of such performance (unless any such consideration is an Excluded Asset). If and when any such consent, approval, release, substitution or

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amendment shall be obtained or such agreement, lease, license or other rights or obligations shall otherwise become assignable or able to be novated, Sara Lee shall thereafter assign, or cause to be assigned, all its rights, obligations and other Liabilities thereunder or any rights or obligations of any member of its respective Group to Coach without payment of further consideration and Coach shall, without the payment of any further consideration, assume such rights and obligations.

                                   ARTICLE II

                                   LITIGATION

         Section 2.1 LITIGATION. Subject to, any contrary provision in the Indemnifica tion and Insurance Matters Agreement, on the Separation Date, (a) Coach shall have exclusive authority and control over the investigation, prosecution, defense and appeal of all pending Actions solely relating to or solely arising in connection with the Coach Business, the Coach Assets or the Coach Liabilities (each a "Coach Action") and may settle or compromise, or consent to the entry of any judgment with respect to any such Action, without the consent of Sara Lee, and (b) Sara Lee shall have exclusive authority and control over the investigation, prosecution, defense and appeal of all pending Actions solely relating to or solely arising in connection with the Sara Lee Business, the Excluded Assets or the Excluded Liabilities (each a "Sara Lee Action"), and may settle or compromise, or consent to the entry of any judgment with respect to, any such Action without the consent of Coach; PROVIDED, that if both Coach and Sara Lee are named as parties to any Coach Action or Sara Lee Action that is not set forth on Schedule 2.1(a) or 2.1(b), then Sara Lee and Coach must obtain the written consent of the other, such consent not to be unreasonably withheld, to settle or compromise, or consent to the entry of any judgment with respect to any such Action. Notwithstanding any contrary provision in the Indemnification and Insurance Matters Agreement, Sara Lee may, in its sole discretion have exclusive authority and control over the investigation, prosecution, defense and appeal of all pending Actions relating to or arising in connection with, in any manner (other then solely with respect to or solely in connection with) the Coach Business, the Coach Assets or the Coach Liabilities if Sara Lee or a member of the Sara Lee Group is named as a party thereto; PROVIDED, HOWEVER, that Sara Lee must obtain the written consent of Coach, such consent not to be unreasonably withheld, to settle or compromise or consent to the entry of judgment with respect to such Action. After any such compromise, settlement, consent to entry of judgment or entry of judgment, Sara Lee shall reasonably and fairly allocate to Coach and Coach shall be responsible for Coach's proportionate share of any such compromise, settlement, consent or judgment attributable to the Coach Business, the Coach Assets

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or the Coach Liabilities, including its proportionate share of the costs and expenses associated with defending same. All other matters relating to such claims, including, but not limited to, indemnification for such claims, shall be governed by the provisions of the Indemnification and Insurance Matters Agreement. Coach shall, and shall cause its Subsidiaries to, use commercially reasonable efforts to have Sara Lee and any of its Subsidiaries removed as parties to any Coach Action in which Sara Lee or any of its Subsidiaries are named parties as soon as is reasonably practicable, and Sara Lee shall, and shall cause its Subsidiaries to, use commercially reasonable efforts to have Coach and any of its Subsidiaries removed as a party to any Sara Lee Action in which it is a named party as soon as is reasonably practicable.

         Section 2.2 COOPERATION. Sara Lee and is Subsidiaries and Coach and its Subsidiaries shall cooperate with each other in the defense of any litigation covered under this Article II and afford to each other reasonable access upon reasonable advance notice to witnesses and Information (other than Information protected from disclosure by applicable privileges) that is reasonably required to defend this litigation (as "Information" is defined pursuant to Section 7.33 of the Separation Agreement). The foregoing agreement to cooperate includes, but is not limited to, an obligation to provide access to qualified assistance to provide information, witnesses and documents to respond to discovery requests in specific lawsuits. In such cases, cooperation shall be timely so that the party responding to discovery may meet all court-imposed deadlines. The party requesting information shall reimburse the party providing information consistent with the terms of
Section 4.3 of the Separation Agreement. The obligations set forth in this paragraph are more clearly defined in Section 4.3 of the Separation Agreement.

                                   ARTICLE III

                                  MISCELLANEOUS

         Section 3.1 ENTIRE AGREEMENT. This Agreement, the Separation Agreement, the other Ancillary Agreements and the Exhibits and Schedules referenced or attached hereto and thereto, constitute the entire agreement between the parties with respect to the subject matter hereof and shall supersede all prior written and oral and all contemporaneous oral agreements and understandings with respect to the subject matter hereof.

         Section 3.2 GOVERNING LAW AND JURISDICTION. This Agreement shall be construed in accordance with and all Disputes hereunder shall be governed by the laws of the State of Illinois, excluding its conflict of law rules. The parties agree that the Circuit Court of Cook County, Illinois and/or the United States District Court for the Northern District of Illinois shall have exclusive jurisdiction over all actions between the parties for preliminary relief in aid of arbitration pursuant to Section 3.14 herein, and non exclusive jurisdiction over any action for enforcement of an arbitral award.

        Section 3.3 NOTICES. Notices, offers, requests or other communications required or permitted to be given by either party pursuant to the terms of this Agreement shall be given in writing to the respective parties to the following addresses or facsimile numbers:

if to Sara Lee:

                      Sara Lee Corporation
                      Three First National Plaza
                      70 West Madison
                      Chicago, Illinois  60602-4260
                      Attention: General Counsel
                      Facsimile No.:  (312) 345-5706
if to Coach:

                      Coach, Inc.
                      516 West 34th Street
                      New York, New York  10001
                      Attention:  General Counsel
                      Facsimile:  (212) 629-2398

or to such other address or facsimile number as the party to whom notice is given may have previously furnished to the other in writing as provided herein. Any notice involving non-performance, termination, or renewal shall be sent by hand delivery, recognized overnight courier or, within the United States, may also be sent via certified mail, return receipt requested. All other notices may also be sent by facsimile, confirmed by first class mail. All notices shall be deemed to have been given when received, if hand delivered; when transmitted, if transmitted by facsimile or similar electronic transmission method; one working day after it is sent, if sent by recognized overnight courier; and three days after it is postmarked, if mailed first class mail or certified mail, return receipt requested, with postage prepaid.

         Section 3.4 TERMINATION. This Agreement, the Separation Agreement and all Ancillary Agreements may be terminated at any time prior to the IPO Closing Date by and in the sole discretion of Sara Lee without the approval of Coach and, if so terminated, all transactions taken in connection herewith shall be void. This Agreement may be terminated at any time after the IPO Closing Date and before the Distribution Date by mutual consent of Sara Lee and Coach. In the event of termination pursuant to this Section 3.4, no party shall have any liability of any kind to the other party.

         Section 3.5 PARTIES IN INTEREST. This Agreement, including the Exhibits and Schedules hereto, and the other documents referred to herein, shall be binding upon and inure solely to the benefit of each party hereto and their legal representatives and successors, and nothing in this Agreement, express or implied, is intended to confer upon any other Person any rights or remedies of any nature whatsoever under or by reason of this Agreement.

         Section 3.6 COUNTERPARTS. This Agreement, including the Exhibits and Schedules hereto, and the other documents referred to herein, may be executed in counterparts, each of which shall be deemed to be an original but all of which shall constitute one and the same agreement.

         Section 3.7 ASSIGNMENT. This Agreement shall inure to the benefit of and be binding upon the parties hereto and their respective legal representatives and successors. This Agreement may not be assigned by any party hereto, without the other party's express written consent.

         Section 3.8 SEVERABILITY. If any term or other provision of this Agreement or the Exhibits or Schedules attached hereto is determined by a nonappealable decision by a court, administrative agency or arbitrator to be invalid, illegal or incapable of being enforced by any rule of law or public policy, all other conditions and provisions of this Agreement shall nevertheless remain in full force and effect so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner materially adverse to any party. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in an acceptable manner to the end that transactions contemplated hereby are fulfilled to the fullest extent possible.

         Section 3.9 FAILURE OR INDULGENCE NOT WAIVER; REMEDIES CUMULATIVE. No failure or delay on the part of any party hereto in the exercise of any right hereunder shall impair such right or be construed to be a waiver of, or acquiescence in, any breach of any representation, warranty or agreement herein, nor shall any single or partial exercise of any such right preclude other or further exercise thereof or of any other right. All rights and remedies existing under this Agreement or the Schedules or Exhibits attached hereto are cumulative to, and not exclusive of, any rights or remedies otherwise available.

         Section 3.10 AMENDMENT. No change or amendment will be made to this Agreement except by an instrument in writing signed on behalf of each of the parties to such agreement.

         Section 3.11 AUTHORITY. Each of the parties hereto represents to the other that (a) it has the corporate or other requisite power and authority to execute, deliver and perform this Agreement, (b) the execution, delivery and performance of this Agreement by it have been duly authorized by all necessary corporate or other action, (c) it has duly and validly executed and delivered this Agreement, and (d) this Agreement is a legal, valid and binding obligation, enforceable against it in accordance with its terms subject to applicable bankruptcy, insolvency, reorganization, moratorium or other similar laws affecting creditors' rights generally and general equity principles.

         Section 3.12 INTERPRETATION. The headings contained in this Agreement, in any Exhibit or Schedule hereto and in the table of contents to this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement. Any capitalized term used in any Schedule or Exhibit but not otherwise defined therein, shall have the meaning assigned to such term in this Agreement. When a reference is made in this Agreement to an Article or a Section, Exhibit or Schedule, such reference shall be to an Article or Section of, or an Exhibit or Schedule to, this Agreement unless otherwise indicated.

         Section 3.13 CONFLICTING AGREEMENTS. In the event of conflict between this Agreement and any other Ancillary Agreement or other agreement executed in connection herewith, the provisions of such other agreement shall prevail (other than (a) as otherwise provided herein and (b) as provided in the Separation Agreement).

         Section 3.14 DISPUTE RESOLUTION.

               (a) Any dispute, controversy or claim arising out of or relating to this Agreement or the Ancillary Agreements or the breach, termination or validity thereof ("Dispute") which arises between the parties shall first be negotiated between appropriate senior executives of each party who shall have the authority to resolve the matter. Such executives shall meet to attempt in good faith to negotiate a resolution of the Dispute prior to pursuing other available remedies, within 10 days of receipt by a party of notice of a dispute, which date of receipt shall be referred to herein as the "Dispute Resolution Commencement Date." Discussions and correspondence relating to trying to resolve such Dispute shall be treated as confidential information developed for the purpose of settlement and shall be exempt from discovery or production and shall not be admissible in any subsequent proceeding between the parties. If the senior executives are unable to resolve the Dispute within thirty (30) days from the Dispute Resolution Commencement Date, then, on the request of any party, the Dispute will be mediated by a mediator appointed pursuant to the mediation rules of the American Arbitration Association ("AAA"). Both parties will share the administrative costs of the mediation and the mediator's fees and expenses equally, and each party shall bear all of its other costs and expenses related to the mediation, including but not limited to attorney's fees, witness fees, and travel expenses. The mediation shall take place in Cook County Illinois or in whatever alternative forum on which the parties may agree.

               (b) Any Dispute which the parties cannot resolve through mediation within forty-five days of the appointment of the mediator, shall at the request of any party be submitted to final and binding arbitration under the then current Commercial

Arbitration Rules of the AAA in Cook County, Illinois. There shall be three
(3) neutral arbitrators of whom Sara Lee shall appoint one and Coach shall appoint one within 30 days of the receipt by the respondent of the demand for arbitration. The two arbitrators so appointed shall select the chair of the arbitral tribunal within 30 days of the appointment of the second arbitrator. If any arbitrator is not appointed within the time limit provided herein, such arbitrator shall be appointed by the AAA by using a list striking and ranking procedure in accordance with the Rules. Any arbitrator appointed by the AAA shall be a retired judge or a practicing attorney with no less than fifteen years of experience and an experienced arbitrator. The prevailing party in such arbitration shall be entitled to be awarded its expenses, including its share of administrative and arbitrator fees and expenses and reasonable attorneys' and other professional fees, incurred in connection with the arbitration (but excluding any costs and fees associated with prior negotiation or mediation). The decision of the arbitrators shall be final and binding on the parties and may be enforced in any court of competent jurisdiction.

               (c) By agreeing to arbitration, the parties do not intend to deprive any court of its jurisdiction to issue a pre-arbitral injunction, pre-arbitral attachment, or other order in aid of arbitration proceedings and the enforcement of any award. Without prejudice to such provisional remedies as may be available under the jurisdiction of a court, the arbitral tribunal shall have full authority to grant provisional remedies or modify or vacate any temporary or preliminary relief issued by a court, to issue an award for temporary or permanent injunctive relief (including specific performance) and to award damages for the failure of any party to respect the arbitral tribunal's orders to that effect.

                                    ARTICLE IV

                                    DEFINITIONS

         Section 4.1 AAA. "AAA" has the meaning set forth in Section 3.14(a) of this Agreement.

         Section 4.2 ACTION. "Action" means any demand, action, suit, countersuit, arbitration, inquiry, proceeding or investigation by or before any federal, state, local, foreign or international governmental authority or any arbitration or mediation tribunal, other than any demand, action, suit, countersuit, arbitration, inquiry, proceeding or investigation relating to Taxes.

         Section 4.3 AFFILIATED COMPANY. "Affiliated Company" of any Person means a Person that controls, is controlled by, or is under common control with such Person. As used herein, "control" means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of such entity, whether through ownership of voting securities or other interests, by contract or otherwise.

         Section 4.4 ANCILLARY AGREEMENT. "Ancillary Agreement" has the meaning set forth in the Separation Agreement.

         Section 4.5 ASSETS. "Assets" means assets, properties and rights (including goodwill), wherever located (including in the possession of vendors or other third parties or elsewhere), whether real, personal or mixed, tangible, intangible or contingent, in each case whether or not recorded or reflected or required to be recorded or reflected on the books and records or financial statements of any Person, including the following:

                      (i) all accounting and other books, records and files whether in paper, microfilm, microfiche, computer tape or disc, magnetic tape or any other form;

                      (ii) all computers and other electronic data processing equipment, fixtures, machinery, equipment, furniture, office equipment, motor vehicles and other transportation equipment, special and general tools, prototypes and models and other tangible personal property;

                      (iii) all inventories of materials, parts, raw materials, supplies, work-in-process and finished goods and products;

                      (iv) all interests in real property of whatever nature, including easements, whether as owner, mortgagee or holder of a Security Interest, lessor, sublessor, lessee, sublessee or otherwise;

                      (v) all interests in any capital stock or other equity interests of any Subsidiary or any other Person; all bonds, notes, debentures or other securities issued by any Subsidiary or any other Person; all loans, advances or other extensions of credit or capital contributions to any Subsidiary or any other Person; and all other investments in securities of any Person;

                      (vi) all license agreements, leases of personal property, open purchase orders for raw materials, supplies, parts or services, unfilled orders for the manufacture and sale of products and other contracts, agreements or commitments;

                      (vii) all deposits, letters of credit and performance and surety bonds;

                      (viii) all written technical information, data, specifica tions, research and development information, engineering drawings, operating and maintenance manuals, and materials and analyses prepared by consultants and other third parties;

                      (ix) all Intellectual Property and licenses from third Persons granting the right to use any Intellectual Property;

                      (x) all computer applications, programs and other software, including operating software, network software, firmware, middleware, design software, design tools, systems documentation and instructions;

                      (xi) all cost information, sales and pricing data, customer prospect lists, supplier records, customer and supplier lists, customer and vendor data, correspondence and lists, product literature, artwork, design, development and manufacturing files, vendor and customer drawings, formulations and specifications, quality records and reports and other books, records, studies, surveys, reports, plans and documents;

                      (xii) all prepaid expenses, trade accounts and other accounts and notes receivables;

                      (xiii) all rights under contracts or agreements, all claims or rights against any Person arising from the ownership of any Asset, all rights in connection with any bids or offers and all claims, choses in action or similar rights, whether accrued or contingent;

                      (xiv) all rights under insurance policies and all rights in the nature of insurance, indemnification or contribution;

                      (xv) all licenses (including radio and similar licenses), permits, approvals and authorizations which have been issued by any Governmental Authority;

                      (xvi) cash or cash equivalents, bank accounts, lock boxes and other deposit arrangements; and

                      (xvii) interest rate, currency, commodity or other swap, collar, cap or other hedging or similar agreements or arrangements.

         Section 4.6 COACH AFFILIATE. "Coach Affiliate" means any corporation or other entity directly or indirectly Controlled by Coach.

         Section 4.7 COACH ASSETS. "Coach Assets" has the meaning set forth in Section 1.2(a) of this Agreement.

         Section 4.8 COACH BALANCE SHEET. "Coach Balance Sheet" means the audited balance sheet (including the notes thereto) of the Coach Business as of July 1, 2000 that is included in the IPO Registration Statement.

         Section 4.9 COACH BUSINESS. "Coach Business" means the business and operations of the business of Coach as described in the IPO Registration Statement and, except as otherwise expressly provided herein, any terminated, divested or discontinued businesses or operations that at the time of termination, divestiture or discontinuation primarily related to the Coach Business as then conducted.

         Section 4.10 COACH CONTINGENT GAIN. "Coach Contingent Gain" means any claim or other right of a member of the Sara Lee Group or the Coach Group that substantially or exclusively relates to the Coach Business, whenever arising, against any Person other than a member of the Sara Lee Group or the Coach Group, if and to the extent that (i) such claim or right arises out of the events, acts or omissions occurring as of or before the Separation Date (based on then existing law) and (ii) the existence or scope of the obligation of such other Person as of the Separation Date was not acknowledged, fixed or determined in any material respect, due to a dispute or other uncertainty as of the Separation Date or as a result of the failure of such claim or other right to have been discovered or asserted as of the Separation Date. A claim or right meeting the foregoing definition shall be considered a Coach Contingent Gain regardless of whether there was any Action pending, threatened or contemplated as of the Separation Date with respect thereto. In the case of any claim or right a portion of which arises out of events, acts or omissions occurring prior to the Separation Date and a portion of which arises out of events, acts or omissions occurring on or after the Separation Date, only that portion that arises out of events, acts or omissions occurring prior to the Separation Date shall be considered a Coach Contingent Gain. For purposes of the foregoing, a claim or right shall be deemed to have accrued as of the Separation Date if all the elements of the claim necessary for its assertion shall have occurred on or prior to the Separation Date, such that the claim or right, were it asserted in an Action on or prior to the Separation Date, would not be dismissed by a court on ripeness or similar grounds. Notwithstanding the foregoing, none of (i) any Insurance Proceeds, (ii) any Excluded Assets,
(iii) any reversal of any litigation or other reserve, except to the extent that such reversal or reserve directly relates to Coach Liabilities, or (iv) any matters relating to Taxes (which are governed solely by the Tax Sharing Agreement) shall be deemed to be a Coach Contingent Gain.

         Section 4.11 COACH CONTINGENT LIABILITY. "Coach Contingent Liability" means any Liability, other than Liabilities for Taxes (which are governed solely by the Tax Sharing Agreement), of a member of the Sara Lee Group or the Coach Group that substantially or exclusively relates to the Coach Business, whenever arising, to any Person other than a member of the Sara Lee Group or the Coach Group, if and to the extent that (i) such Liability arises out of the events, acts or omissions occurring as of or before the Separation Date and (ii) the existence or scope of the obligation of a member of the Sara Lee Group or the Coach Group as of the Separation Date with respect to such Liability was not acknowledged, fixed or determined in any material respect, due to a dispute or other uncertainty as of the Separation Date or as a result of the failure of such Liability to have been discovered or asserted as of the Separation Date (it being understood that the existence of a litigation or other reserve with respect to any Liability shall not be sufficient for such Liability to be considered acknowledged, fixed or determined). In the case of any Liability a portion of which arises out of events, acts or omissions occurring prior to the Separation Date and a portion of which arises out of events, acts or omissions occurring on or after the Separation Date, only that portion that arises out of events, acts or omissions occurring prior to the Separation Date shall be considered a Coach Contingent Liability. For purposes of the foregoing, a Liability shall be deemed to have arisen out of events, acts or omissions occurring prior to the Separation Date if all the elements necessary for the assertion of a claim with respect to such Liability shall have occurred on or prior to the Separation Date, such that the claim, were it asserted in an Action on or prior to the Separation Date, would not be dismissed by a court on ripeness or similar grounds. For purposes of clarification of the foregoing, the parties agree that no Liability relating to, arising out of or resulting from any obligation of any Person to perform the executory portion of any contract or agreement existing as of the Separation Date, or to satisfy any obligation accrued under any Plan (as defined in the Employee Matters Agreement) as of the Separation Date, shall be deemed to be a Coach Contingent Liability.

         Section 4.12 COACH CONTRACTS. "Coach Contracts" means the following contracts and agreements to which Sara Lee or any of its Subsidiaries is a party or by which it or any of its Assets is bound, whether or not in writing, except for any such contract or agreement that is contemplated to be retained by Sara Lee or any member of the Sara Lee Group pursuant to any provision of this Agreement or any other Ancillary Agreement:

                      (i) any contract or agreement entered into in the name of, or expressly on behalf of, the Coach Business;

                      (ii) any contract or agreement that relates substan tially or exclusively to the Coach Business;

                      (iii) any contract or agreement that is otherwise expressly contemplated pursuant to this Agreement, the Separation Agreement or any of the other Ancillary Agreements to be assigned to Coach;

                      (iv) any guarantee, indemnity, representation, warranty or other Liability of any member of the Coach Group or the Sara Lee Group in respect of any other Coach Contract, any Coach Liability or the Coach Business (including guarantees of financing incurred by customers or other third parties in connection with purchases of products or services from the Coach Business); and

                      (v) any Other Financial Liability exclusively for or on behalf of the Coach Business.

         Section 4.13 COACH GROUP. "Coach Group" means the Affiliated Group, or similar group of entities as defined under corresponding provisions of the laws of other jurisdictions, of which Coach will be the common parent corporation immediately after the Distribution, and any corporation or other entity which may become a member of such group from time to time.

         Section 4.14 COACH LIABILITIES. "Coach Liabilities" has the meaning set forth in Section 1.3(a) of this Agreement.

         Section 4.15 COACH PRO FORMA BALANCE SHEET. "Coach Pro Forma Balance Sheet" means the unaudited pro forma balance sheet (or, if applicable, the unaudited pro forma as adjusted balance sheet) for the fiscal year ending July 1, 2000 appearing in the IPO Registration Statement.

         Section 4.16 CONSENTS. "Consents" means any consents, waivers or approvals from, or notification requirements to, any third parties.

         Section 4.17 CONTRACTS. "Contracts" means any contract, agreement, lease, license, sales order, purchase order, instrument or other commitment that is binding on any Person or any part of its property under applicable law.

         Section 4.18 DELAYED TRANSFER ASSETS. "Delayed Transfer Assets" means any Coach Assets that are expressly provided in this Agreement, the Separation Agreement or any other Ancillary Agreement to be transferred after the date of this Agreement.

          Section 4.19 DELAYED TRANSFER LIABILITIES. "Delayed Transfer Liabilities" means any Coach Liabilities that are expressly provided in this Agreement, the Separation Agreement or any other Ancillary Agreement to be transferred after the date of this Agreement.

         Section 4.20 DISPUTE. "Dispute" has the meaning set forth in Section 3.14(a) of this Agreement.

         Section 4.21 DISPUTE RESOLUTION COMMENCEMENT DATE. "Dispute Resolution Commencement Date" has the meaning set forth in Section 3.14(a) of this Agreement.

         Section 4.22 DISTRIBUTION. A "Distribution" means the divestiture by Sara Lee of all or a significant portion of the shares of capital stock of Coach owned by Sara Lee, which divestiture may be effected by Sara Lee as a dividend, an exchange with existing Sara Lee stockholders for shares of Sara Lee capital stock, a spin-off or otherwise, as a result of which Sara Lee is no longer required to consolidate Coach's results of operations and financial position (determined in accordance with generally accepted accounting principles consistently applied).

         Section 4.23 DISTRIBUTION DATE. "Distribution Date" means the date on which a Distribution is consummated.

         Section 4.24 EXCLUDED ASSETS. "Excluded Assets" has the meaning set forth in Section 1.2(b) of this Agreement.

         Section 4.25 EXCLUDED LIABILITIES. "Excluded Liabilities" has the meaning set forth in Section 1.3(b) of this Agreement.

         Section 4.26 GOVERNMENTAL APPROVALS. "Governmental Approvals" means any notices, reports or other filings to be made, or any consents, registrations, approvals, permits or authorizations to be obtained from, any Governmental Authority.

         Section 4.27 GOVERNMENTAL AUTHORITY. "Governmental Authority" means any federal, state, local, foreign or international court, government, department, commis sion, board, bureau, agency, official or other regulatory, administrative or governmental authority.

         Section 4.28 INDEMNIFICATION AND INSURANCE MATTERS AGREEMENT. "Indemnifica tion and Insurance Matters Agreement" means the Indemnification and Insurance Matters Agreement attached as Exhibit J to the Separation Agreement.

         Section 4.29 INSURANCE POLICIES. "Insurance Policies" means insurance policies pursuant to which a Person makes a true risk transfer to an insurer.

         Section 4.30 INSURANCE PROCEEDS. "Insurance Proceeds" means those monies:

               (a)    received by an insured from an insurance carrier; or

               (b)    paid by an insurance carrier on behalf of the insured;

               (c)    from Insurance Policies.

         Section 4.31 INSURED COACH LIABILITIES. "Insured Coach Liabilities" means any Coach Liability to the extent that (i) it is covered under the terms of Sara Lee's Insurance Policies in effect prior to the Distribution Date and
(ii) Coach is not a named insured under, or otherwise entitled to the benefits of, such Insurance Policies.

         Section 4.32 INTELLECTUAL PROPERTY. "Intellectual Property" means all domestic and foreign patents and patent applications, together with any continuations, continuations-in-part or divisional applications thereof, and all patents issuing thereon (including reissues, renewals and re-examinations of the foregoing); design patents, invention disclosures; mask works; copyrights, and copyright applications and registrations; Web addresses, trademarks, service marks, trade names, and trade dress, in each case together with any applications and registrations therefor and all appurtenant goodwill relating thereto; trade secrets, commercial and technical information, know-how, proprietary or confidential information, including engineering, production and other designs, notebooks, processes, drawings, specifications, formulae, and technology; computer and electronic data processing programs and software (object and source code), data bases and documentation thereof; inventions (whether patented or not); utility models; registered designs, certificates of invention and all other intellectual property under the laws of any country throughout the world.

         Section 4.33 IPO. "IPO" means Coach's initial public offering of common stock.

         Section 4.34 IPO CLOSING DATE. "IPO Closing Date" has the meaning set forth in the Separation Agreement.

         Section 4.35 IPO REGISTRATION STATEMENT. "IPO Registration Statement" means the registration statement on Form S-1 pursuant to the Securities Act of 1933, as amended, to be filed with the Securities and Exchange Commission registering the shares of common stock of Coach to be issued in the initial public offering, together with all amendments thereto.

         Section 4.36 LIABILITIES. "Liabilities" means all debts, liabilities, guarantees, assurances, commitments and obligations, whether fixed, contingent or absolute, asserted or unasserted, matured or unmatured, liquidated or unliquidated, accrued or not accrued, known or unknown, due or to become due, whenever or however arising (including, without limitation, whether arising out of any Contract or tort based on negligence or strict liability) and whether or not the same would be required by generally accepted principles and accounting policies to be reflected in financial statements or disclosed in the notes thereto.

         Section 4.37 OTHER FINANCIAL LIABILITIES. "Other Financial Liabilities" means all liabilities, obligations, contingencies, instruments and other Liabilities of any member of the Sara Lee Group of a financial nature with third parties existing on the date hereof or entered into or established between the date hereof and the Separation Date, including any of the following:

               (a)    foreign exchange contracts;

               (b)    letters of credit;

               (c)    guarantees of third party loans to customers;

               (d) surety bonds (excluding surety for workers' compensation self-insurance);

               (e) interest support agreements on third party loans to customers;

               (f)    performance bonds or guarantees issued by third parties;

               (g)    swaps or other derivatives contracts; and

               (h) recourse arrangements on the sale of receivables or notes.

         Section 4.38 PERSON. "Person" means an individual, a partnership, a corporation, a limited liability company, an association, a joint stock company, a trust, a joint venture, an unincorporated organization and a governmental entity or any department, agency or political subdivision thereof.

         Section 4.39 REAL ESTATE MATTERS AGREEMENT. "Real Estate Matters Agree ment" means the Real Estate Matters Agreement, attached as Exhibit G to the Separation Agreement.

         Section 4.40 SARA LEE AFFILIATE. "Sara Lee Affiliate" means any corporation or other entity directly or indirectly Controlled by Sara Lee, but excluding Coach and any Coach Affiliate.

         Section 4.41 SARA LEE GROUP. "Sara Lee Group" means the Affiliated Group, or similar group of entities as defined under corresponding provisions of the laws of other jurisdictions, of which Sara Lee is the common parent corporation, and any corporation or other entity which may be, may have been or may become a member of such group from time to time, but excluding any member of the Coach Group.

         Section 4.42 SECURITY INTEREST. "Security Interest" means any mortgage, security interest, pledge, lien, charge, claim, option, right to acquire, voting or other restriction, right-of-way, covenant, condition, easement, encroachment, restriction on transfer, or other encumbrance of any nature whatsoever.

         Section 4.43 SEPARATION. "Separation" has the meaning set forth in the preamble to the Separation Agreement.

         Section 4.44 SEPARATION AGREEMENT. "Separation Agreement" has the meaning set forth in the preamble to this Agreement.

         Section 4.45 SEPARATION DATE. "Separation Date" means the effective date and time of each transfer of property, assumption of liability, license, undertaking, or agreement in connection with the Separation, which shall be 12:01 a.m., Central Time, on the date that is two days prior to the date the IPO Registration Statement is declared effective or such date as may be fixed by the Board of Directors of Sara Lee.

         Section 4.46 SHARED CONTRACT. "Shared Contract" means Contracts with third parties which directly benefit both Sara Lee or a member of the Sara Lee Group or Coach or a member of the Coach Group.

         Section 4.47 SHARED CONTRACTUAL LIABILITIES. "Shared Contractual Liabilities" means Liabilities with respect to Shared Contracts.

         Section 4.48 SUBSIDIARY. "Subsidiary" of any Person means any corporation or other organization whether incorporated or unincorporated of which at least a majority of the securities or interest having by the terms thereof ordinary voting power to elect at least a majority of the board of directors or others performing similar functions with respect to such corporation or other organization is directly or indirectly owned or controlled by such Person or by any one or more of its Subsidiaries, or by such Person and one or more of its Subsidiaries; PROVIDED, HOWEVER that no Person that is not directly or indirectly wholly owned by any other Person shall be a Subsidiary of such other Person unless such other Person controls, or has the right, power or ability to control, that Person.

         Section 4.49 TAX SHARING AGREEMENT. "Tax Sharing Agreement" means the Tax Sharing Agreement, attached as Exhibit E to the Separation Agreement.

         Section 4.50 TAXES. "Taxes" has the meaning set forth in the Tax Sharing Agreement.

                                  *     *     *

               WHEREFORE, the parties have signed this General Assignment and Assumption Agreement effective as of the date first set forth above.

                                            SARA LEE CORPORATION



                                            -------------------------
                                            Name:
                                            Title:




                                            COACH, INC.



                                            -------------------------
                                            Name:
                                            Title:

                                  Schedule 1.1(c)
                      Delayed Transfer Assets and Liabilities

1.      VAT receivable of $200,000.

2. All of the outstanding capital stock of Coach Europe Services S.r.l. and Coach U.K. Ltd.